                                 Exhibit 11.1

            Statement Regarding Computation of Per Share Earnings
                  (In thousands, except per share amounts )

                                                                           QUARTER ENDED           SIX MONTHS ENDED
                                                                              JUNE 30,                 JUNE 30,
                                                                        --------------------     --------------------
                                                                           1997       1996          1997       1996
                                                                        ---------  ---------     ---------  ---------
Net income............................................................  $  35,129  $  37,155     $  74,800  $  64,507

Weighted average number of common stock and common stock equivalents
  outstanding during each period--primary.............................     40,930     44,664        41,577     45,161

Weighted average number of common stock and common stock equivalents
  outstanding during each period--fully diluted.......................     41,136     44,675        41,857     45,302

Net earnings per share--primary.......................................  $    0.86  $    0.83     $    1.80  $    1.43
                                                                        ---------  ---------     ---------  ---------
                                                                        ---------  ---------     ---------  ---------

Net earnings per share--fully diluted.................................  $    0.85  $    0.83     $    1.79  $    1.42
                                                                        ---------  ---------    ---------  ---------
                                                                        ---------  ---------    ---------  ---------